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                     November 2, 2022

       Frank De Costanzo
       Chief Financial Officer
       Eagle Bulk Shipping Inc.
       300 First Stamford Place, 5th Floor
       Stamford, Connecticut 06902

                                                        Re: Eagle Bulk Shipping
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            File No: 001-33831

       Dear Frank De Costanzo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation